Exhibit 5.1
November 13, 2020
John McKenna
T: +1 650 843 5059
jmckenna@cooley.com
Sio Gene Therapies Inc.
11 Times Square
33rd Floor
New York, NY 10036

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Sio Gene Therapies Inc., a Delaware corporation (the “Company”), of Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statements on Form S-8 (File Nos. 333-244371, 333-226877, 333-220089, 333-215386, and 333-206300) (the “Registration Statements”) with the Securities and Exchange Commission (the “Commission”) pertaining to shares of common stock, par value $0.00001 per share (the “Shares”), to be issued from time to time pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”). The Registration Statements were initially filed with the Commission by Axovant Gene Therapies Ltd., an exempted company organized under the laws of Bermuda (“Axovant”). On November 12, 2020, Axovant discontinued its existence under the laws of Bermuda and domesticated as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Domestication”). The Company is filing the Amendment to expressly adopt the Registration Statements as its own for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and to reflect the completion of the Domestication.
In connection with this opinion, we have examined the Registration Statements, as amended by the Amendment, and related prospectuses, the Plan, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, opinions, certificates, memoranda and other instruments as in our judgment are necessary or appropriate as a basis for the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion herein is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

On the basis of the foregoing, and in reliance thereon, if prior to the Domestication, the Shares would have been validly issued, fully paid and nonassessable when issued and paid for in accordance with the terms of the Plan, the Registration Statements and the related prospectuses under the laws of Bermuda, we are of the opinion that following the Domestication and upon the continuance of the existence of the Company in the form of a corporation of the State of Delaware, the Shares, when sold and issued in accordance with the Plan, the Registration Statements, as amended by the Amendment, and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

COOLEY LLP

By:	/s/ John McKenna
John McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com
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